EXHIBIT h.10

                          EXPENSE LIMITATION AGREEMENT

                          PHOENIX MULTI-PORTFOLIO FUND
                            ON BEHALF OF ITS SERIES
                     PHOENIX INTERNATIONAL STRATEGIES FUND

                          EXPENSE LIMITATION AGREEMENT

                          PHOENIX MULTI-PORTFOLIO FUND
                             ON BEHALF OF ITS SERIES
                      PHOENIX INTERNATIONAL STRATEGIES FUND


    This Expense Limitation Agreement (the "Agreement") is effective as of July 1, 2005 by and between Phoenix Multi-Portfolio Fund, a Delaware Statutory Trust (the "Registrant"), on behalf of the series of the Registrant known as Phoenix International Strategies Fund (the "Fund"), and the Adviser of the Fund, Phoenix Investment Counsel, Inc., a Massachusetts Corporation (the "Adviser").

    WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of the Investment Advisory Agreement, as may be amended from time to time, entered into between the Registrant and the Adviser (the "Advisory Agreement"); and

    WHEREAS, the Adviser desires to maintain the expenses of the Fund at a level below the level to which each such Fund might otherwise be subject; and

    WHEREAS, the Adviser understands and intends that the Registrant will rely on this Agreement in preparing post-effective amendments to the Registrant's registration statement on Form N-1A and in accruing the expenses of the Registrant for purposes of calculating net asset value and for other purposes, and expressly permits the Registrant to do so.

    NOW, THEREFORE, the parties hereto agree as follows:

    1. Limit on Fund Fees. The Adviser hereby agrees to waive the Fund's fees at a specified rate ("Expense Waiver") as noted for the Fund in Appendix A of this Agreement.

    2. Recoupment of Fees and Expenses. The Adviser agrees that it shall not be entitled to be reimbursed by a Fund for any expenses that it has waived or limited.

    3. Term, Termination and Modification. This Agreement shall become effective on the date specified herein and shall remain in effect until September 30, 2006, unless sooner terminated as provided below in this Paragraph. Thereafter, this Agreement shall automatically renew for one-year terms with respect to the Fund unless the Adviser provides written notice to the Fund of the termination of this Agreement, or the modification to the Expense Waiver specified for the Fund in Appendix A of this Agreement, within thirty (30) days of the end of the then current term for that Fund. This Agreement may be terminated by the Registrant on behalf of the Fund at any time without payment of any penalty or by the Board of Trustees of the Registrant upon thirty (30) days' written notice to the Adviser. In addition, this Agreement shall terminate with respect to the Fund upon termination of the Advisory Agreement with respect to such Fund.

    4. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

    5. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall otherwise be rendered invalid, the remainder of this Agreement shall not be affected thereby.

    6. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

    7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Connecticut without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any Federal securities law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

    8. Computation. At the end of any month during which this Agreement is in effect, the Adviser shall waive its fee under the Advisory Agreement in an amount that is equal to the Expense Waiver as computed on the last day of the month, based on the average net assets for the period.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.


PHOENIX MULTI-PORTFOLIO FUND            PHOENIX INVESTMENT COUNSEL, INC.


By: Francis G. Waltman                      By: John H. Beers
    --------------------------------            --------------------------------
       Francis G. Waltman                          John H. Beers
       Senior Vice President                       Vice President and Clerk

                                   APPENDIX A

PHOENIX FUND                            FEE WAIVER
------------                            ----------

Phoenix International Strategies Fund   A waiver of 0.10% of the investment
                                        advisory fee for all Classes of the Fund


                                       3